Exhibit 99.1

Dyax Corp. Announces First Quarter 2012 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--April 24, 2012--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the first quarter ended March 31, 2012. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and provide updates regarding its key value drivers – the KALBITOR® (ecallantide) business and angioedema franchise, as well as the Licensing and Funded Research Program (LFRP).

Highlights of the first quarter 2012 include:

  KALBITOR net sales increased to $8.0 million, a 14% increase over fourth quarter 2011;
  Over 800 patients have KALBITOR placed;
  Of these, 464 patients have treated with KALBITOR, up 17% from year-end; and
  Cash, cash equivalents and investments at March 31, 2012 totaled approximately $44 million.

“We had a strong start to 2012, reinforcing our strategy and direction for near- and long-term growth,” stated Gustav Christensen, President and Chief Executive Officer of Dyax. “We delivered continued growth in our KALBITOR HAE business, due to our patient- and provider-centric initiatives, resulting in a first quarter revenue increase of 14% quarter-over-quarter. Looking to the future, we have focused our investments on label expansion strategies for KALBITOR and development of new diagnostic and therapeutic products that address a broader set of angioedemas and patient needs. Combined with the significant potential of our robust and maturing LFRP portfolio, these investments create multiple opportunities for significant and sustained value creation.”

2012 First Quarter Financial Results

Total revenues for the first quarter ended March 31, 2012 were $11.5 million, as compared to $8.2 million for the comparable quarter in 2011. Included in the 2012 revenues were $8.0 million of KALBITOR net sales, as compared to $4.1 million for 2011.

Quarterly and annual revenues are expected to continue to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the first quarter of 2012 were $538,000, as compared to $239,000 for the comparable quarter in 2011. Costs associated with manufacturing KALBITOR drug substance, which were incurred prior to KALBITOR's approval in the United States, were expensed as research and development costs and, accordingly, are not included in the cost of product sales during the 2012 and 2011 periods.

Research and development expenses for the first quarter of 2012 were $7.9 million, as compared to $7.5 million for the comparable quarter in 2011. The 2012 research and development expenses primarily relate to key Dyax research and development initiatives, which include the following:

  KALBITOR post-marketing requirements;
  Development of single-injection formulation of KALBITOR; and
  Clinical study of the use of ecallantide for the treatment of ACE inhibitor-induced angioedema.

Selling, general and administrative expenses for the fourth quarter of 2012 increased to $10.4 million, as compared to $9.2 million for the comparable quarter in 2011. The higher selling, general and administrative costs in 2012 were primarily due to expanded infrastructure to support KALBITOR commercial efforts.

For the quarters ended March 31, 2012 and 2011, Dyax reported a net loss for each period of $11.3 million or $0.11 per share.

As of March 31, 2012, Dyax had cash, cash equivalents, and investments totaling approximately $44 million, exclusive of restricted cash.

Financial Guidance

Dyax’s financial guidance for 2012 and beyond:

  2012 top-line total revenue to be in the range of $50 - 54 million, including KALBITOR net sales in the range of $36 - 40 million; and
  Cash flow break-even in 2013.

This guidance excludes revenue and cash flow from potential new licenses or collaborations and any ex-U.S. KALBITOR sales.

Webcast and Conference Call
Date:	Tuesday, April 24, 2012
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through May 24, 2012 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 71194544. The webcast will be archived on the Dyax website for an indefinite period of time.

About KALBITOR® (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR® Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

About HAE

Hereditary angioedema (HAE) is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1 in 10,000 to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs. The Company’s lead product, ecallantide, has been approved under the brand name KALBITOR in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older.

Dyax is commercializing KALBITOR in the United States independently, and establishing strategic collaborations to develop and commercialize ecallantide for the treatment of HAE in key regions worldwide. Currently, Dyax has collaboration agreements for regions including Europe, Japan, Russia, the Middle East, Israel, North Africa, Australia, New Zealand, Latin America (excluding Mexico) and the Caribbean. Dyax is also exploring other potential indications for ecallantide, either alone or through collaborations, including drug-induced angioedema.

Ecallantide and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through its Licensing and Funded Research Program (LFRP). To date, Dyax has entered into more than 75 agreements under the LFRP. Collectively, these agreements generate significant revenue for Dyax in the form of license fees, milestone payments and/or royalties. The success of the LFRP is illustrated by the program’s advanced licensee pipeline that includes 18 candidates in clinical development. Of those candidates, four are in Phase 3 clinical trials, four are in Phase 2 and ten are in Phase 1.

Dyax is headquartered in Burlington, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for the LFRP portfolio, increases in the KALBITOR patient base, treatment rates and sales, revenues for 2012, and cash flow break-even in 2013. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty whether KALBITOR will gain broad market acceptance; uncertainties regarding treatment rates for patients on KALBITOR; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the marketing, sales and distribution of KALBITOR outside of the United States; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of products; the uncertainty of negotiations with potential partners and collaborators; uncertainties as to whether one or more of Dyax’s licensees’ new product candidates will be commercialized and generate royalties; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

- financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$8,010	$4,107
Development and license fee revenues	$3,479	$4,107
Total revenues, net	$11,489	$8,214

Costs and expenses:
Cost of product sales	538	239
Research and development expenses	7,853	7,495
Selling, general and administrative expenses	10,405	9,249
Restructuring costs	1,440	-

Total costs and expenses	20,236	16,983

Loss from operations	(8,747)	(8,769)

Other income (expense):
Interest and other income	25	94
Interest and other expense	(2,560)	(2,590)
Total other expense	(2,535)	(2,496)

Net loss	$(11,282)	$(11,265)

Basic and diluted net loss per share	$(0.11)	$(0.11)

Shares used in computing basic and diluted net loss per share	98,798,426	98,689,795

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	March 31,
	2012
	(In thousands)
Assets

Cash, cash equivalents and short-term investments	$43,934
Accounts receivable, net	5,887
Inventory	7,012
Other current assets	3,760
Restricted cash	-

Total current assets	60,593

Fixed assets and other non-current assets	6,329
Restricted cash	1,100

Total assets	$68,022

Liabilities and Stockholders' Equity (Deficit)

Accounts payable and other current liabilities	$13,132
Deferred revenue	14,743
Note payable and other long-term debt	75,323
Other long-term liabilities	2,654

Total liabilities	105,852

Common stock and additional paid-in capital	450,373
Accumulated deficit and other comprehensive income	(488,203)

Total stockholders' equity (deficit)	(37,830)

Total liabilities and stockholders' equity (deficit)	$68,022

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Jennifer Harsey, 617-250-5741
Manager, Investor Relations
and Corporate Communications
jharsey@dyax.com